Exhibit 10.3

Asset Sale and Purchase Agreement Amendment No. 1

This Agreement is dated for reference the 10th day of November, 2005, by and between Megadeposit Explorers Limited (the "Vendor"), a limited liability company registered under the laws of the United Republic of Tanzania ("Tanzania"), and Douglas Lake Minerals Inc. (the "Purchaser"), a Nevada corporation.

WHEREAS the parties to this Agreement entered into an asset sale and purchase agreement dated the 4th day of August, 2005 (the "Asset Purchase Agreement").

AND WHEREAS the parties desire to amend the Asset Purchase Agreement as described herein.

NOW THEREFORE this Agreement witnesses that in consideration of the sum of One Thousand (US$1,000.00) Dollars paid by the Vendor to the Purchaser, and for other good and valuable consideration (the sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

1. Definitions. Capitalized terms not defined herein shall have the meaning defined in the Asset Purchase Agreement.

2. Purchase Price. Subsection 2.5 of the Asset Purchase Agreement is deleted in its entirety and replaced with the following:

"2.5 Purchase Price

The purchase price (the "Purchase Price") for all of the Purchased Assets shall be shares of the common stock of the Purchaser (the "Purchaser Shares") consisting of 5,200,000 Shares to be delivered at Closing."

3. Capitalization. Subsection 6.1 of the Asset Purchase Agreement is deleted in its entirety and replaced with the following:

"6.1 Capitalization

The Purchaser's issued and outstanding shares immediately prior to the First Closing Date is 5,380,732 common shares."

4. Continuing Effect. The Asset Purchase Agreement shall remain in full force and effect and unamended in all respects except as amended by this Agreement, and this Agreement and the Asset Purchase Agreement shall hereafter be read as one agreement.

5. Enurement. This Agreement and the Asset Purchase Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors, and permitted assigns.

6. Conflict. In the event of a conflict between this Agreement the Asset Purchase Agreement, the terms and conditions of this Agreement shall govern.

7. Execution by Counterparts. This Agreement may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above. Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date hereinbefore set out.
DOUGLAS LAKE MINERALS INC. Per: Laurence Stephenson Laurence Stephenson, President	MEGADEPOSIT EXPLORERS LIMITED per: Kulvinder Kal Matharu Kulvinder Kal Matharu, President